Exhibit 10.3
First Amendment to Employment Agreement
This First Amendment (the “Amendment”) dated as of May 28, 2015 (the “Amendment Date”), is entered into by and between Scientific Games Corporation (the “Company”) and Jeffrey Johnson (“Executive”).
A.     The Company and Executive entered into an Employment Agreement as of August 1, 2011 (the “Employment Agreement”);
B.    The parties agree that Executive will remain an employee of the Company in order to complete the second phase of the Oracle implementation for the Company and its U.S. and international subsidiaries (“Project 2”);
NOW THEREFORE, in consideration of the promises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Project Completion Award Terms. The parties agree to amend the Employment Agreement by adding the following as Section 4(l) of the Employment Agreement:

(l)
(i)In consideration of Executive’s continued employment with the Company in Alpharetta, GA, with travel to other locations as necessary, through the respective Project Completion Measurement Dates and provided that Executive meets the conditions set forth in this Section 4(l), Executive shall be eligible to receive two payments totaling $350,000 (the “Project Completion Award”) to be paid as follows: (A) provided that Executive remains employed by the Company through Project Completion Measurement Date One (defined below), Executive will be paid $175,000, subject to such deductions or amounts to be withheld as required by applicable law and regulations or as may be agreed by Executive, within thirty (30) days of Project Completion Measurement Date One; and (B) provided that Executive remains employed by the Company through Project Completion Measurement Date Two, Executive will be paid $175,000, subject to such deductions or amounts to be withheld as required by applicable law and regulations or as may be agreed by Executive, within thirty (30) days following Project Completion Measurement Date Two. The term “Project Completion Measurement Date One” means March 15, 2016, and the term “Project Completion Measurement Date Two” means the date that is the earlier of thirty (30) days after the international go-live date of Project 2 or May 15, 2017, unless either of such dates are mutually agreed to be extended by the parties (together, referred to as the “Project Completion Measurement Dates”).

(ii)Executive shall be entitled to receive the full amount of any unpaid portion of the Project Completion Award as soon as practicable but in no event later than thirty (30) days after the date of termination of his employment if his employment is terminated following the Amendment Date by reason of his death or Total Disability (as defined in Section 4(c)).

(iii)In the event of Executive's involuntary dismissal or discharge by Company for reasons other than Cause (as defined in Section 4(d)), Executive will be paid a pro-rata share of the Project Completion Award as follows:

(A)if the date of termination ("Termination Date") is prior to Project Completion Measurement Date One, Executive will receive the following, subject to such deductions or amounts to be withheld as required by applicable law and regulations or as may be agreed by Executive: an amount equal to the number of days elapsed between the Amendment Date and the Termination Date divided by the total number of days between the Amendment Date and Project Completion Measurement Date One multiplied by $175,000. Any payment owed will be made within thirty (30) days of the Termination Date; and

(B)if the Termination Date is subsequent to Project Completion Measurement Date One but prior to Project Completion Measurement Date Two, Executive will receive the following, subject to such deductions or amounts to be withheld as required by applicable law and regulations or as may be agreed by Executive: an amount equal to the number of days elapsed between Project Completion Measurement Date One and the Termination Date divided by the total number of days between Project Completion Measurement Date One and Project Completion Measurement Date Two multiplied by $175,000. Any payment owed will be made within thirty (30) days of Project Completion Measurement Date Two.

(iv) Should Executive’s employment terminate due to (A) his voluntary termination for any reason, or (B) a for Cause termination by the Company prior to any payment date of the Project Completion Award, he shall not be eligible to receive any future payment(s) of the Project Completion Award (including, for the avoidance of doubt, any pro-rata payments) and such amount(s) shall be forfeited.
(v)The Project Completion Award shall not be treated as compensation for purposes of computing or determining any benefit under any savings, bonus/incentive, insurance, or other employee compensation or benefit plan of the Company.
(vi)The Project Completion Award is unfunded and unsecured.
(vii)In the event Executive becomes entitled to any benefits or payments in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) under this Section 4(l), or any other plan, arrangement, or agreement with the Company (the “Payments”), and such benefits or payments would (in the absence of this Section 4(l)(vii)) be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), the aggregate present value of the Payments under this Section 4(l) shall be reduced (but not below zero) to the Reduced Amount (as defined below), if reducing the Payments under this Section 4(l) will provide Executive with a greater net after-tax amount than would be the case if no reduction was made. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment under this Section 4(l) to be subject to the Excise Tax, determined in accordance with Section 280G(d)(4) of the Code. Only amounts payable under Section 4(l) shall be reduced pursuant to this Section 4(l)(vii).
(viii)Executive agrees that the terms of his Project Completion Award are strictly confidential and therefore agrees that at all times Executive shall not disclose, permit or cause the disclosure of any information concerning the Project Completion Award, except to Executive’s attorney, tax preparer and immediate family members, provided they also agree to keep the information confidential.

2.Termination of Employment.

(a)Upon the termination of Executive's employment for any reason, whether such termination is initiated by Company or Executive, Executive is entitled to the payments described in Section 4(e) of the Employment Agreement and, for the avoidance of doubt, the requirement for Executive to provide advance notice of a termination by Executive for Good Reason as a precondition of receiving such payments as stated in such Section 4(e) is hereby deleted.
(b)If Executive voluntarily terminates his Employment at any time after the Amendment Date and prior to March 15, 2016, Executive is not entitled to any of the payments set forth in Section 4(l).
(c)Company reserves the right to terminate Executive’s employment at any time in its sole discretion, subject to (i) Executive’s rights under Section 4(e) of the Employment Agreement, and (ii) if the termination meets the requirements of Section 4(l)(ii) or (4)(l)(iii) of the Employment Agreement, subject to Executive’s rights under Section 4(l)(ii) or 4(l)(iii).
3.Timing of Payments under Section 4(e)(ii) of the Employment Agreement. Subject to compliance with applicable law, including but not limited to Section 409A of the Internal Revenue Code of 1986 (“409A”), and Section 4(g) of the Employment Agreement, the Company agrees to make the full amount of the base salary payments required under Section 4(e)(ii) of the Employment Agreement over a period of six (6) months instead of twelve (12) months. In other words, subject to 409A and Section 4(g) of the Employment Agreement, the Company shall complete payment of the equivalent of 12-months of base salary to Executive within 6 months following termination.  Nothing herein shall be construed as reducing the total amount of base salary and COBRA benefits due to Executive from the Company under Section 4(e).
4.Equity Agreements. Any agreements Executive and Company have executed with respect to grants of equity to Executive (“Equity Agreements”) are not accelerated, terminated or otherwise accelerated by this Amendment.
5.Remaining Terms of Employment Agreement. Except as set forth in this Amendment, all terms and conditions of the Employment Agreement remain unchanged and in full force and effect in accordance with their terms. All references to the “Agreement” in the Employment Agreement shall refer to the Employment Agreement as amended by this Amendment. The Employment Agreement, as amended and modified by this Amendment, constitutes the entire Employment Agreement of the parties, and supersedes all prior and contemporaneous negotiations, prior drafts and other agreements, oral or written, including whatever rights, if any, Executive may have had under the Employment Agreement. No representations, oral or written, are being relied upon by either party in executing this Agreement other than the express representations set forth in this Agreement.
6.Counterparts. This Amendment may be executed in counterparts, each of which shall for all purposes be deemed to be an original and both of which shall constitute the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.
[Signatures follow on the next page]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed on its behalf as of the date first above written.
SCIENTIFIC GAMES CORPORATION

By: /s/ Gary L. Melampy
Name:    Gary L. Melampy
Title: VP, Chief Human Resources Officer

/s/ Jeffrey Johnson
Jeffrey Johnson

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